Exhibit 4.7

NEITHER THIS WARRANT NOR ANY SECURITIES WHICH MAY BE ISSUED UPON CONVERSION OR EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “Securities Act”), OR REGISTERED OR OTHERWISE QUALIFIED UNDER ANY STATE SECURITIES LAW. NEITHER THIS WARRANT NOR ANY SUCH SECURITIES MAY BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND REGISTRATION OR OTHER QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR OTHER QUALIFICATION IS NOT REQUIRED.

Warrant

to Purchase up to an Aggregate of 100,000

Shares of Common Stock (subject to adjustment) of

OUTBRAIN, INC.

at a per share price as detailed below

Void After the expiration of the Option Period (defined below)

This is to certify that American Friends of Tmura (“Holder”) is entitled to purchase, subject to the provision of this Warrant, from Outbrain, Inc. a company incorporated under the laws of the State of Delaware (the “Company”), during the period (the ‘‘Option Period”) from the date hereof and until the earlier of (i) immediately prior to the closing of the initial public offering of the Company’s shares (“IPO”), (ii) a Deemed Liquidation, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation of the Company, or (iii) on the tenth anniversary of the date hereof, an aggregate of up to 100,000 (subject to adjustment as provided in Section 3 below) fully paid and non-assessable shares of Common Stock, US$ 0.001 par value per share (the “Warrant Shares”), of the Company at a price of US$0,576 per share (the “Exercise Price”), all subject to the terms and conditions set forth below.

1.	Exercise of Warrant

(a)       Exercise. Subject to the provisions hereof, this Warrant may be exercised, in whole or in part, on one or more occasions at any time during the Option Period. Notice of exercise of this Warrant in the form annexed hereto duly completed and executed on behalf of the Holder must be submitted to the Company no later than the expiration of the Option Period.

(b)       Method of Exercise.

(i) Exercise for Cash - This Warrant may be exercised in whole or in part by presentation and surrender hereof to the Company at the principal office of the Company, accompanied by (i) a written notice of exercise and (ii) payment to the Company, for the account of the Company, of the Exercise Price for the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the notice shall be payable in immediately available good funds, in U.S. dollars.

(ii) Net Exercise - In the event of (i) the closing of the IPO, (ii) the closing of any transaction for the sale of all or substantially all of the assets or the shares of the Company, or (iii) the merger or consolidation of the Company in which the Company is not the surviving entity (an “Exit Event”), and provided that the Warrant has not been previously fully exercised or terminated, in lieu of the payment method set forth in Section 1(b)(i) above, the Holder may elect to exchange the Warrant for a number of Warrant Shares calculated pursuant to the following formula. If the Holder elects to exchange this Warrant as provided in this Section l(b)(ii), the Holder shall tender to the Company the Warrant along with the Notice of Exercise, and the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

X = Y(A-B)
A

Where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of shares of Warrant Shares purchasable under the Warrant (as adjusted to the date of such calculation, but excluding those shares already issued under this Warrant).

A = the Fair Market Value (as defined below) of one share of the Company’s Common Stock.

B = Per share Exercise Price (as adjusted to the date of such calculation).

“Fair Market Value” of a share of the Company’s Commons Stock shall mean:

(a)	Except as set forth in paragraphs 1(b)(ii)(b) and 1(b)(ii)(c) (below), as determined by the Company’s Board of Directors in good faith.

(b)	If the exercise date is the date of closing of the IPO, then the price at which the Common Stock is being sold to the public in the IPO (after deduction of discounts and commissions but before expenses).

(c)	If the exercise date is the date of closing of an Exit Event, then the value of such shares as determined for purpose of such transaction, and, in the absence of such determination, in accordance with Section 1(c)(i)(a) above.

(c)       Partial Exercise, Etc. If this Warrant should be exercised in part, the Company shall, promptly after surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

(d)       Issuance of the Warrant Shares. Promptly after presentation and surrender of the notice of exercise accompanied by the payment of the Exercise Price pursuant to Section 1(b)(i) above or in accordance with Section 1(b)(ii) above, the Company shall issue to the Holder the shares to which the Holder is entitled thereto. Upon receipt by the Company of the notice or exercise and the Exercise Price, the Holder shall be deemed to be the holder of the shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder. The Company shall pay all charges that may be payable in connection with the issuance of the shares and the preparation and delivery of share certificates pursuant to this Section 1 in the name of the Holder, but shall not pay any taxes, levies, charges and the like payable by the Holder by virtue of the receipt, holding and exercise of this Warrant or of the holding, issuance, exercise or sale of the Warrant Shares to or by the Holder.

(e)       Withholding Taxes. The Holder is responsible for any and all taxes to be paid in connection with the exercise of the Warrant or the sale of the Warrant Shares. To the extent required by applicable federal, state, local or foreign law, and as a condition to the Company’s obligation to issue any Warrant Shares upon the exercise of the Warrant in full or in part, Holder will make arrangements reasonably satisfactory to the Company for the payment of any withholding tax obligations that arise by reason of such exercise.

2.             Reservation of Shares

The Company hereby agrees that at all times it will maintain and reserve, free from pre-emptive rights, such number of authorized but unissued Warrant Shares so that this Warrant may be exercised without additional authorization of Warrant Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company.

3.             Adjustment

The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 3.

(a)       Rights Offer. If the Company’s shareholders are offered any securities whatsoever by a rights issue, neither the Exercise Price nor the quantity of Warrant Shares will be adjusted, provided that the Company shall offer identical rights on the same terms and conditions to the Holder, as if the Holder had exercised this Warrant in full immediately prior to the date of conferring the right to participate in the rights issue.

(b)       Consolidation and Division. If the Company consolidates its shares into shares of greater nominal value, or subdivides them into shares of lesser nominal value, the number of Warrant Shares to be allotted on exercise of this Warrant after such consolidation or subdivision and the Exercise Price will be reduced or increased, as the case may be. The Holder will not be entitled to receive a fraction of a Warrant Share.

(c)       Bonus Shares and Certain Distributions. In the event of a distribution of share dividend, other distribution payable in additional shares or bonus shares prior to the end of the Option Period, this Warrant shall represent, subject to its exercise, the right to acquire, in addition to the number of Warrant Shares indicated in the caption of this Warrant, and without payment of any additional consideration therefor, the amount of shares in such share dividend, other distribution payable in additional shares or bonus shares to which the Holder hereof would have been entitled had this Warrant been exercised prior to the distribution of the bonus shares.

(d)       General Protection. The Company will not, by amendment of its Certificate of Incorporation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

4.             Representations of Holder

The Holder, by accepting this Warrant, represents that the Holder is acquiring this Warrant for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws. The Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the Securities Act and may not be sold by the Holder except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act and in accordance with federal and state securities laws.

5.             No Stockholder Rights

The Holder shall not, by virtue hereof, be entitled to any rights or privileges of a stockholder in the Company.

Upon exercising any portion of this Warrant, Holder shall enter into and be bound by all of the terms of the Company’s Stockholders’ Agreement, if any.

6.            Termination

This Warrant and the rights conferred hereunder shall terminate on the earlier of: (i) the expiration of the Option Period, or (ii) the date of exercise in full of this Warrant.

7.             Limitation on Transfer

This Warrant and the rights of the Holder hereunder may not be transferred and/or assigned in any way whatsoever other than in connection with an estate planning, and no transaction in respect thereof shall be made, either for consideration or for no consideration.

8.              Governing Law

This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts or choice of laws. The parties hereto hereby submit to the jurisdiction of the courts of the State of New York located in New York City or the United States District Court for the Southern District of New York for every dispute, action, claim or proceeding arising from or in connection with this Warrant.

DATED: July 26, 2011	OUTBRAIN, INC.

	By:	/s/ Patrick Kelly
	Name:	Patrick Kelly
	Title:	VP Finance, Secretary

We acknowledge and agree to the terms of this Warrant.

/s/ Baruch Lipner
(sign)

American Friends of Tmura

By:	/s/ Baruch Lipner

Name:	Baruch Lipner

Title:	Executive Director

NOTICE OF EXERCISE

To: Outbrain, Inc.

1.	The undersigned hereby elects to purchase __________ shares of Common Stock of Outbrain, Inc., pursuant to the terms of the attached Warrant, (a) tenders herewith payment of the purchase price for such shares; or (b) tenders the Warrant as a net exercise pursuant to Section 1(c)(ii) thereof.

2.	In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

3.	Please issue a certificate representing said shares in the name of the undersigned.

4.	Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned.

(Date)	(Print Name)

(Signature)

IRREVOCABLE LETTER OF APPOINTMENT
OF PROXY AND POWER OF ATTORNEY

1.	The undersigned holder (“Stockholder”) of [___] shares of Common Stock (the “Shares”) of OUTBRAIN, INC, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by the Delaware General Corporation Law) appoints the chairman of the Company’s Board of Directors, as may be appointed from time to time (the “Chairman”) as the Stockholder’s true and lawful, sole and exclusive proxy and attorney-in-fact, with full power of substitution, to vote and exercise all voting and related rights as Stockholders proxy (i) at all annual and special meetings of the stockholders of the Company including any class meetings, and any postponements or adjournments thereof, and (ii) on all consents or dissents by stockholders of the Company to corporate actions in writing without a meeting, with respect to all of the Shares (which term shall include the Shares and any other voting security of the Company owned as of record by the Stockholder (whether now owned or hereafter acquired)), in the Chairman’s sole discretion. The Stockholder shall be entitled to receive any notice submitted to the stockholders of the Company; provided, that Stockholder hereby waives the timely delivery of any such notice (including with respect to meetings of the stockholders of the Company). Without limiting the foregoing, the Chairman, in his capacity as proxy holders hereunder shall have the right to waive the timely delivery of any such notice on behalf of Stockholder.

2.	The proxy granted by the Stockholder pursuant to this Irrevocable Letter of Appointment is coupled with an interest and is given to secure the performance of the Stockholder’s duties under certain obligations that he took upon himself toward the Chairman.

3.	In addition, the Stockholder hereby irrevocably constitutes and appoints the Chairman as the Stockholder’s true and lawful attorney-in-fact, with full power of substitution and with full power and authority to act in the name of, for and on behalf of, the Stockholder with respect to any and all matters arising in connection with the Shares or any agreement to which the Stockholder and the Company are bound, including, but not limited to, the power and authority on behalf of the Stockholder to make, execute, acknowledge and deliver any and all contracts, amendments, stock powers, orders, receipts, notices, instructions, certificates, letters and other writings, and in general do any and all things, that the Chairman in his sole discretion may deem advisable and not adverse to the Stockholder, in each case as fully as could the Stockholder if personally present and acting. The Stockholder hereby agrees that, upon the execution and deliver of any such instruments by the Chairman on behalf of the Stockholder, the Stockholder shall be bound by and obligated to perform each and every covenant and agreement of the Stockholder contained therein.

4.	The Chairman is hereby empowered to determine in his sole discretion the time or times when, the purpose for and the manner in which any power herein conferred upon him shall be exercised, and the conditions, provisions or covenants of any instrument or document that may be executed by him pursuant hereto.

5.	The Stockholder hereby agrees to indemnify the Chairman for and to hold the Chairman free from and harmless against any and all loss, claim, damage, liability or expense incurred by or on behalf of the Chairman under this Irrevocable Letter of Appointment arising out of or in connection with acting as Stockholder’s proxy or attorney-in-fact hereunder, as well as the reasonable costs and expenses of defending against any claim of liability hereunder, and not due to the Chairman’s own gross negligence or willful misconduct.

6.	This Irrevocable Letter of Appointment shall be irrevocable until, and shall automatically terminate upon, the consummation of the Company’s initial public offering, and shall survive the death, incompetency or disability of the Stockholder (if he or she is an individual), or the merger or dissolution of the Stockholder (that is a corporation or a partnership), and shall be binding upon Stockholder’s successors and assignees. The Stockholder acknowledges and understands that the specific date on which this Irrevocable Letter of Appointment will terminate is not presently known, and that such date may be more than three years after the date hereof.

7.	The undersigned acknowledges and agrees that his/its undertakings as per the above are and will remain irrevocable, as one or more third parties will be relying upon them in taking action that they may otherwise not take, and by which they may be adversely changing their financial and/or legal situation.

8.	Stock certificates representing the Shares shall be imprinted with a legend stating that the shares are subject to this Irrevocable Letter of Appointment. Upon termination of this Irrevocable Letter of Appointment and upon receipt of certificates representing Shares bearing a legend referring to this Irrevocable Letter of Appointment, certificates without the legend may be reissued by the Company.

9.	This Irrevocable Letter of Appointment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. The undersigned hereby submits to the jurisdiction of New York courts every dispute arising from, or in connection with, this Irrevocable Letter of Appointment.

10.	Stockholder hereby revokes any prior oral or written proxy which may have been executed by Stockholder with respect to any securities of the Company and agrees not to grant any subsequent proxies with respect to any securities of the Company until after the termination of this Irrevocable Letter of Appointment.

American Friends of Tmura

Address:

Date:

[For US Investors]

Today: _________

To
Outbrain. Inc.

Dear Sirs,

The undersigned (the “Investor”), having been granted, under a Warrant Agreement dated as of _____________ (the “Warrant Agreement”) the right to purchase from Outbrain, Inc., a Delaware corporation (“the Company”), 100,000 shares of Common Stock, $0.001 par value each of the Company against payment of the sum of $[____] per share, hereby represents and warrants as follows:

1.	The Investor resides in the United States in the state or other jurisdiction included within the Investor’s address set forth below the Investor’s signature below;

2.	The Investor understands and acknowledges that the Company has entered into the Warrant Agreement with the Investor in reliance upon (i) the accuracy of the information supplied to the Company by the Investor, and (ii) the Investor’s representation to the Company, including those contained herein, which the Investor’s execution of the Warrant Agreement and of this instrument hereby confirms, that the Shares to be received by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable securities laws.

3.	The Investor understands and acknowledges that the offering of the Shares pursuant to the Warrant Agreement will not be registered under the Securities Act of 1933 on the grounds that the offering and sale of securities contemplated by the Warrant Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder, and that the Company’s reliance upon such exemption is predicated upon the Investor’s representations set forth herein.

4.	The Investor acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited public resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than the required holding period, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

5.	The Investor: (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, (ii) has previously invested in securities of companies in the development stage and acknowledges that it is able to fend for itself, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares; (iii) has the ability to bear the economic risks of the Investor’s prospective investment; (iv) is able, without materially impairing its financial condition, to hold the Shares, for an indefinite period of time and to suffer complete loss on its investment.

6.	The Investor agrees, at any time and from time to time, without consideration, to take such actions and to execute and deliver such documents as may be reasonably required by the Company to effectuate or complete this instrument and/or the rights of the Company hereunder.

(sign)

Name: American Friends of Tmura

Address:

[For Non-US Investors]

Today :________

To
Outbrain. Inc.

Dear Sirs,

The undersigned (the “Investor”), having been granted, under a Warrant Agreement dated as of____________ (the “Warrant Agreement”) the right to purchase from Outbrain, Inc., a Delaware corporation (“the Company”), 100,000 shares of Common Stock, $0.001 par value each of the Company against payment of the sum of $[___] per share, hereby represents and warrants as follows:

1.	The Investor is not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S promulgated under the Securities Act of 1933 (the “Securities Act”), meaning that the Investor is not (i) a natural person resident in the United States, (ii) a partnership or corporation organized or incorporated under the laws of the United States, (iii) an estate of which any executor or administrator is a U.S. person, (iv) a trust of which any trustee is a U.S. person, or (v) a partnership or corporation organized or incorporated under the laws of a jurisdiction outside the United States but formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act.

2.	The Investor is not purchasing the Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

3.	The Investor will make all subsequent offers and sales of the Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such Shareholder will not resell the Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Effective Date and ending on the date that is one year thereafter, except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

4.	The Investor did not receive an offer to purchase the Shares from the Company or any of its representatives at any time when the Investor was physically present in the United States, and the Investor has executed the Warrant Agreement outside of the United States.

(sign)

Name: American Friends of Tmura

Address: